Exhibit 99
FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260 e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
May 9, 2011

SJI Reports Record First Quarter Results
Guidance for 2011 Economic EPS Growth Set at 9% to 15%

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the first quarter 2011 of $51.8 million, or $1.73 per share, as compared with income of $31.6 million, or $1.06 per share, for the first quarter 2010. Income from continuing operations on an Economic Earnings basis for the first quarter 2011 was $48.9 million, or $1.63 per share, as compared with $44.6 million, or $1.49 per share, for the same period last year.

“Our expectation is to grow 2011 Economic Earnings per Share by 9% to 15%,” stated SJI Chairman & CEO Edward J. Graham. “The guidance for 2011 is based upon the strong performance achieved during the first quarter, in combination with ongoing initiatives and opportunities in queue,” continued Graham. “More importantly it builds upon the 13% growth achieved in 2010.”  SJI’s goal remains to grow long-term Economic Earnings by an average of at least 6% to 7% annually beyond 2011.

A reconciliation of Economic Earnings to net income for the first quarters of 2011 and 2010 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended March 31
	2011	2010
	(In thousands except per share data)

Income from Continuing Operations	$51,831	$31,568
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(3,117)	13,737
Realized (Gains) /Losses on Inventory Injection Hedges	172	(694)
Economic Earnings	$48,886	$44,611

Earnings per Share from Continuing Operations	$1.73	$1.06
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.10)	0.45
Realized (Gains) /Losses on Inventory Injection Hedges	(0.00)	(0.02)
Economic Earnings per Share	$1.63	$1.49

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SJI Earnings – Add 1

Utility Business Performance: South Jersey Gas’ net income for the first quarter of 2011 was $32.3 million as compared with $25.9 million last year. There is no difference between GAAP net income and Economic Earnings at the utility. Higher net margin primarily due to the impacts of the base rate case implemented in September 2010 and the infrastructure investments under the Capital Investment Recovery Tracker was partially offset by higher general operating expenses.

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Regulatory Update – At the end of March, the NJBPU approved an extension of the CIRT through October 2012. The program, which originally began in 2009, accelerated planned capital expenditures that enhance the delivery of safe and reliable service and creates jobs. SJG plans to spend an additional $60.3 million to complete projects between now and the end of October 2012. These projects focus on replacement of aging pipe and other system improvements designed to enhance the delivery of safe and reliable service to customers. SJG estimates that the extension of this program will create approximately 270 jobs directly related to the design and construction of these projects. As with the original CIRT, SJG will be able to recover the costs associated with these improvements through rate adjustments. As part of the program, SJG is able to earn a return of, and a return on, these infrastructure investments as the dollars are spent.

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Customer Growth - South Jersey Gas increased its customer base during the 12-month period ended March 31, 2011, by 3,746 for a total of 349,096 customers. Despite continuing weakness in the new housing construction market, we achieved this 1.1% increase in total customers primarily through increased conversions to natural gas from other fuel sources. We added 700 conversion customers during the first quarter of 2011 and we anticipate adding over 3,800 customers via conversion in 2011.

Non-Utility Results: Non-utility operations reported income from continuing operations on a GAAP basis of $19.5 million for the first quarter 2011 compared with $5.7 million in 2010. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our commodity marketing activities. On an Economic Earnings basis, non-utility operations contributed $16.6 million for the first quarter 2011, as compared with $18.7 million during the first quarter of 2010.

Our non-utility businesses are grouped in two business segments: Retail Energy and Wholesale Energy. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses that serve the end-user. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Performance in these business segments was as follows:

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Retail Energy– This downstream business added $11.2 million in Economic Earnings to SJI’s bottom line in the first quarter of 2011, compared with $2.4 million in the prior-year period. First quarter 2011 results were driven by the recognition of $7.6 million of investment tax credits associated with a number of renewable energy projects. There was no ITC recognized in the first quarter of 2010. Based upon our current project queue, we anticipate recognizing total ITC of $13.1 million during the full year 2011. We recognize ITC for projects under construction when we are confident that the project will be completed during the current calendar year.

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SJI Earnings – Add 2

Through the end of 2010 we put in service 15 projects that had the capacity to generate 45 megawatts of electricity. The projects ranged from solar arrays, to landfill gas-to-electric, to gas-fired cogeneration and include three thermal energy facilities. Over the remainder of 2011, we have projects under construction that will produce an additional 19 megawatts of generation capacity, bringing the total generation capacity from our wholly owned and joint venture projects to approximately 64 megawatts.

During the quarter, Energenic, our joint venture energy project business, announced that it had signed an agreement to provide for the energy needs at the Revel resort complex being developed in Atlantic City. This $160 million facility is being project financed and will be in place to serve Revel when it opens in mid-2012.

Demand for renewable and natural gas-fired energy projects remains strong. Given our demonstrated expertise in the design, construction and operation of complex energy projects, we are engaged in a number of active discussions on additional projects totaling over 65 megawatts on both the local and national levels.

Also contributing to first quarter 2011 performance was the contract we executed with Home Service USA. Under the agreement, Home Service purchased the exclusive right to renew the service contracts as they come due of our appliance service business, South Jersey Energy Service Plus. The transaction resulted in $1.3 million of net income being recognized in the first quarter. Commissions and performances fees associated with servicing those plan contracts will continue to provide an income stream for this business in the future.

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Wholesale Energy –Economic Earnings for the first quarter 2011 reflected income of $5.4 million for this upstream business, as compared with income of $16.3 million in the first quarter of 2010. This business line has continued to be impacted by the same thin storage spreads being experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years. However, the future looks bright for this business segment as our natural gas marketing activity has been shifted to take advantage of the opportunities associated with the Marcellus Shale.

We continue to expand our marketing activities in the Marcellus. In the first quarter we actively marketed 1,035,000 dekatherms per day in total, with Marcellus gas accounting for 475,000 dekatherms per day. As one of the largest third party marketers in the Marcellus, we view marketing as a significant opportunity as it provides us with competitively priced gas to utilize for our own asset management business, as well as providing us with downstream opportunities to earn attractive margins on the services we provide. SJI has a total of 10 long-term contracts to market for producers up to 635,000 dekatherms per day of Marcellus natural gas. As of March 31, we were marketing approximately 300,000 dekatherms per day under these long-term contracts with additional volume scheduled to come on-line throughout 2011.

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SJI Earnings – Add 3

Regarding the development of gas production on our Marcellus Shale acreage, SM Energy, the operator of our acreage in the Potato Creek field, announced their intent in August 2010 to sell all of their working interest positions in the Marcellus Shale including Potato Creek. As part of that sale process, we are offering our working interest as part of the SM Energy package, if the price is right. We will continue to hold our royalty rights in the acreage regardless, under any scenario. Most importantly, we have ample opportunities to redeploy the capital in other investments in the Marcellus if a sale of our working interest is attractive. For example, we have acquired at attractive prices the royalty interests on deep rights for 1,845 additional acres at various locations in the Marcellus.

SJI’s Financial Position Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 50% at March 31, 2011 as compared with 53% at the end of the March 2010. Our goal remains for this ratio to average at least 50% annually.

Webcast and Conference Call Details
South Jersey Industries’ Chairman and CEO, Edward J. Graham, will host an open conference call and webcast on Monday, May 9, 2011 at 11:00 a.m. EDT to discuss the company’s first quarter 2011 results and future prospects. To participate in the conference call, dial 1-888-680-0865 approximately 15 minutes ahead of the scheduled time and enter the participant pass code 93925812. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the pass code 83723358. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

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SJI Earnings – Add 4

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 5

	Three Months Ended March 31
	2011	2010
	(In thousands except per share data)

Income from Continuing Operations	$51,831	$31,568
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(3,117)	13,737
Realized (Gains)/Losses on Inventory Injection Hedges	172	(694)
Economic Earnings	$48,886	$44,611

Earnings per Share from Continuing Operations	$1.73	$1.06
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.10)	0.45
Realized (Gains)/Losses on Inventory Injection Hedges	0.00	(0.02)
Economic Earnings per Share	$1.63	$1.49

	Three Months Ended March 31
	2011	2010
	(in thousands except per share data)

Non-Utility Income From Continuing Operations	$19,535	$5,698
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(3,117)	13,737
Realized (Gains)/Losses on Inventory Injection Hedges	172	(694)
Non-Utility Economic Earnings	$16,590	$18,741

Wholesale Energy Income From Continuing Operations	$6,027	$12,091
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	(828)	4,940
Realized (Gains)/Losses on Inventory Injection Hedges	172	(694)
Wholesale Energy Economic Earnings	$5,371	$16,337

Retail Energy (Loss)/Income From Continuing Operations	$13,508	$(6,393)
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,289)	8,797
Retail Energy Economic Earnings	$11,219	$2,404

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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended March 31,
			Increase
	2011	2010	(Decrease)
Operating Revenues:
Utility	$174,389	$196,057	$(21,668)
Nonutility	157,533	133,226	24,307

Total Operating Revenues	331,922	329,283	2,639

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	82,640	116,216	(33,576)
Nonutility	133,580	115,028	18,552
Operations	25,694	23,480	2,214
Maintenance	3,009	2,816	193
Depreciation	8,652	8,242	410
Energy and Other Taxes	5,300	4,872	428

Total Operating Expenses	258,875	270,654	(11,779)

Operating Income	73,047	58,629	14,418

Other Income and Expense	6,572	1,024	5,548
Interest Charges	(5,981)	(4,966)	(1,015)

Income Before Income Taxes	73,638	54,687	18,951

Income Taxes	(22,510)	(21,971)	(539)
Equity in Earnings (Loss) of Affiliated Companies	703	(1,148)	1,851

Income from Continuing Operations	51,831	31,568	20,263

Loss from Discontinued Operations - (Net of tax benefit)	(383)	(29)	(354)

Net Income	$51,448	$31,539	$19,909

Basic Earnings Per Common Share:

Continuing Operations	$1.73	$1.06	$0.67
Discontinued Operations	(0.01)	(0.00)	(0.01)

Basic Earnings Per Common Share	$1.72	$1.06	$0.66

Average Shares of Common Stock Outstanding - Basic	29,899	29,826	73

Diluted Earnings Per Common Share:

Continuing Operations	$1.73	$1.06	$0.67
Discontinued Operations	(0.01)	(0.01)	0.00

Diluted Earnings Per Common Share	$1.72	$1.05	$0.67

Average Shares of Common Stock Outstanding - Diluted	29,991	29,913	78

FOR IMMEDIATE RELEASE